Exhibit 10.2

INFINERA CORPORATION

AMENDED AND RESTATED CHANGE OF CONTROL SEVERANCE AGREEMENT

This Amended and Restated Change of Control Severance Agreement (the “Agreement”) is made and entered into by and between «Name» (“Executive”) and Infinera Corporation (the “Company”), effective as of [DATE] (the “Effective Date”).

RECITALS

1. It is expected that the Company from time to time will consider the possibility of an acquisition by another company or other change of control. The Board of Directors of the Company (the “Board”) recognizes that such consideration can be a distraction to Executive and can cause Executive to consider alternative employment opportunities. The Board has determined that it is in the best interests of the Company and its stockholders to assure that the Company will have the continued dedication and objectivity of Executive, notwithstanding the possibility, threat or occurrence of a Change of Control (as defined herein) of the Company.

2. The Board believes that it is in the best interests of the Company and its stockholders to provide Executive with an incentive to continue his or her employment and to motivate Executive to maximize the value of the Company upon a Change of Control for the benefit of its stockholders.

3. The Board believes that it is imperative to provide Executive with certain benefits upon Executive’s termination of employment following a Change of Control. These benefits will provide Executive with enhanced financial security and incentive and encouragement to remain with the Company notwithstanding the possibility of a Change of Control.

4. This Agreement amends and restates the Change of Control Severance Agreement dated [DATE] between the Company and Executive.

5. Certain capitalized terms used in the Agreement are defined in Section 6 below.

AGREEMENT

NOW, THEREFORE, in consideration of the mutual covenants contained herein, the parties hereto agree as follows:

1. Term of Agreement. This Agreement will terminate upon the date that all of the obligations of the parties hereto with respect to this Agreement have been satisfied.

2. At-Will Employment. The Company and Executive acknowledge that Executive’s employment is and will continue to be at-will, as defined under applicable law, except as may otherwise be specifically provided under the terms of any written formal employment agreement between the Company and Executive (an “Employment Agreement”). If Executive’s employment terminates for any reason, including (without limitation) any termination prior to a Change of Control, Executive will not be entitled to any payments, benefits, damages, awards or compensation other than as provided by this Agreement or under his or her Employment Agreement.

3. Severance Benefits.

(a) Involuntary Termination Following a Change of Control. If (i) within twelve (12) months following a Change of Control, (A) the Company (or any parent or subsidiary of the Company) terminates Executive’s employment without Cause, or (B) Executive resigns his or her employment as a result of a Constructive Termination, and (ii) Executive signs and does not revoke a standard release of claims with the Company in a form acceptable to the Company, then Executive will receive the following severance from the Company:

(i) Severance Payment. Executive will receive a lump sum severance payment (less applicable withholding taxes) equal to six (6) months of Executive’s base salary (as in effect immediately prior to (A) the Change of Control, or (B) Executive’s termination, whichever is greater).

(ii) Equity Awards.

(1) Initial Equity Awards. Fifty percent (50%) of the original total of each equity award granted to Executive in connection with Executive’s initial employment with the Company (the “Initial Awards”) will immediately vest and, if applicable, become exercisable (that is, in addition to the portion of any such Initial Awards that had vested as of such termination, but in no event more than the original amount of such Initial Awards), but only if Executive was initially employed with the Company as a Vice President or other executive officer. The Initial Awards will, to the extent applicable, remain exercisable following Executive’s termination for the period prescribed in the related award agreement.

(2) Subsequent Equity Awards. Fifty percent (50%) of the then unvested portion of any equity awards granted to Executive following the Initial Awards and while Executive was serving as an executive officer of the Company (the “Subsequent Awards”) will immediately vest and, if applicable, become exercisable. The Subsequent Awards will, to the extent applicable, remain exercisable following Executive’s termination for the period prescribed in the related award agreements.

(iii) Continued Employee Benefits. If Executive elects continuation coverage pursuant to the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended (“COBRA”) for Executive and Executive’s eligible dependents, within the time period prescribed pursuant to COBRA, the Company will reimburse Executive for the COBRA premiums for such coverage (at the coverage levels in effect immediately prior to Executive’s termination) until the earlier of (A) a period of six (6) months from the last date of employment of Executive with the Company, or (B) the date upon which Executive and/or Executive’s eligible dependents becomes covered under similar plans. COBRA reimbursements will be made by the Company to Executive consistent with the Company’s normal expense reimbursement policy.

(b) Timing of Severance Payments. Subject to Section 3(f), the Company will pay the severance payments to which Executive is entitled as salary continuation on the same basis and timing as in effect immediately prior to the Change of Control. If Executive should die before all amounts have been paid, such unpaid amounts will be paid in a lump-sum payment (less any withholding taxes) to Executive’s designated beneficiary, if living, or otherwise to the personal representative of Executive’s estate.

(c) Voluntary Resignation; Termination For Cause. If Executive’s employment with the Company terminates (i) voluntarily by Executive (other than as a result of a Constructive Termination) or (ii) for Cause by the Company (or any parent or subsidiary of the Company), then Executive will not be entitled to receive severance or other benefits except for those (if any) as may then be established under the Company’s then existing severance and benefits plans and practices or pursuant to other written agreements with the Company, including, without limitation, any Employment Agreement.

(d) Disability; Death. If the Company terminates Executive’s employment as a result of Executive’s Disability, or Executive’s employment terminates due to his or her death, then Executive will not be entitled to receive severance or other benefits except for those (if any) as may then be established under the Company’s then existing written severance and benefits plans and practices or pursuant to other written agreements with the Company, including, without limitation, any Employment Agreement.

(e) Exclusive Remedy. In the event of a termination of Executive’s employment with the Company (or any parent or subsidiary of the Company), the provisions of this Section 3 are intended to be and are exclusive and in lieu of any other rights or remedies to which Executive or the Company may otherwise be entitled, whether at law, tort or contract, in equity, or under this Agreement. Executive will be entitled to no benefits, compensation or other payments or rights upon termination of employment other than those benefits expressly set forth in this Section 3.

(f) Section 409A.

(i) Notwithstanding anything to the contrary in this Agreement, if Executive is a “specified employee” within the meaning of Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”) and the final regulations and any guidance promulgated thereunder (“Section 409A”) at the time of Executive’s termination (other than due to death), then the severance payable to Executive, if any, pursuant to this Agreement, when considered together with any other severance payments or separation benefits that are considered deferred compensation under Section 409A (together, the “Deferred Compensation Separation Benefits”) that are payable within the first six (6) months following Executive’s termination of employment, will become payable on the first payroll date that occurs on or after the date six (6) months and one (1) day following the date of Executive’s termination of employment. All subsequent Deferred Compensation Separation Benefits, if any, will be payable in accordance with the payment schedule applicable to each payment or benefit. Notwithstanding anything herein to the contrary, if Executive dies following his or her termination but prior to the six (6) month anniversary of his or her termination, then any payments delayed in accordance with this paragraph will be payable in a lump sum as soon as administratively practicable after the date of Executive’s death and all other Deferred Compensation Separation Benefits will be payable in accordance with the payment schedule applicable to each payment or benefit. Each payment and benefit payable under this Agreement is intended to constitute separate payments for purposes of Section 1.409A-2(b)(2) of the Treasury Regulations.

(ii) Any amount paid under this Agreement that satisfies the requirements of the “short-term deferral” rule set forth in Section 1.409A-1(b)(4) of the Treasury Regulations shall not constitute Deferred Compensation Separation Benefits for purposes of clause (i) above.

(iii) Amount paid under this Agreement that qualifies as a payment made as a result of an involuntary separation from service pursuant to Section 1.409A-1(b)(9)(iii) of the Treasury Regulations that do not exceed the Section 409A Limit shall not constitute Deferred Compensation Separation Benefits for purposes of clause (i) above.

(iv) The foregoing provisions are intended to comply with the requirements of Section 409A so that none of the severance payments and benefits to be provided hereunder will be subject to the additional tax imposed under Section 409A, and any ambiguities herein will be interpreted to so comply. The Company and Executive agree to work together in good faith to consider amendments to this Agreement and to take such reasonable actions which are necessary, appropriate or desirable to avoid imposition of any additional tax or income recognition prior to actual payment to Executive under Section 409A.

4. Limitation on Payments. In the event that the severance and other benefits provided for in this Agreement or otherwise payable to Executive (i) constitute “parachute payments” within the meaning of Section 280G of the Code and (ii) but for this Section 4, would be subject to the excise tax imposed by Section 4999 of the Code, then Executive’s severance benefits under Section 3(a) will be either:

(a) delivered in full, or

(b) delivered as to such lesser extent which would result in no portion of such severance benefits being subject to excise tax under Section 4999 of the Code,

whichever of the foregoing amounts, taking into account the applicable federal, state and local income taxes and the excise tax imposed by Section 4999, results in the receipt by Executive on an after-tax basis, of the greatest amount of severance benefits, notwithstanding that all or some portion of such severance benefits may be taxable under Section 4999 of the Code. Unless the Company and Executive otherwise agree in writing, any determination required under this Section 4 will be made in writing by the Company’s independent public accountants immediately prior to Change of Control (the “Accountants”), whose determination will be conclusive and binding upon Executive and the Company for all purposes. For purposes of making the calculations required by this Section 4, the Accountants may make reasonable assumptions and approximations concerning applicable taxes and may rely on reasonable, good faith interpretations concerning the application of Sections 280G and 4999 of the Code. The Company and Executive will furnish to the Accountants such information and documents as the Accountants may reasonably request in order to make a determination under this Section 4. The Company will bear all costs the Accountants may reasonably incur in connection with any calculations contemplated by this Section 4.

5. Definition of Terms. The following terms referred to in this Agreement will have the following meanings:

(a) Cause. “Cause” is defined as: (i) Executive’s willful failure to substantially perform his or her duties and responsibilities to the Company or deliberate violation of a Company policy; (ii) Executive’s commission of any act of fraud, embezzlement, dishonesty or any other willful misconduct that has caused or is reasonably expected to result in material injury to the Company; (iii) unauthorized use or disclosure by Executive of any proprietary information or trade secrets of the Company or any other party to whom Executive owes an obligation of nondisclosure as a result of his or her relationship with the Company; or (iv) Executive’s willful breach of any of his or her obligations under any written agreement or covenant with the Company. The determination as to whether Executive is being terminated for Cause will be made in good faith by the Company and will be final and binding on Executive.

(b) Change of Control. “Change of Control” of the Company is defined as:

(i) any “person” (as such term is used in Sections 13(d) and 14(d) of the Securities Exchange Act of 1934, as amended) becomes the “beneficial owner” (as defined in Rule 13d-3 under said Act), directly or indirectly, of securities of the Company representing fifty percent (50%) or more of the total voting power represented by the Company’s then outstanding voting securities;

(ii) the consummation of the sale or disposition by the Company of all or substantially all of the Company’s assets;

(iii) the consummation of a merger or consolidation of the Company with any other corporation, other than a merger or consolidation which would result in the voting securities of the Company outstanding immediately prior thereto continuing to represent (either by remaining outstanding or by being converted into voting securities of the surviving entity or its parent) at least fifty percent (50%) of the total voting power represented by the voting securities of the Company or such surviving entity or its parent outstanding immediately after such merger or consolidation; or

(iv) a change in the composition of the Board occurring within a two (2) year period, as a result of which less than a majority of the directors are Incumbent Directors. “Incumbent Directors” means directors who either (A) are directors of the Company as of the date hereof, or (B) are elected, or nominated for election, to the Board with the affirmative votes of at least a majority of the directors of the Company at the time of such election or nomination (but will not include an individual whose election or nomination is in connection with an actual or threatened proxy contest relating to the election of directors to the Company).

(c) Constructive Termination. “Constructive Termination” will mean Executive’s resignation as a result of, and within three (3) months following the expiration of any Company cure period (discussed below) following the occurrence of one or more of the following: (i) a material reduction in Executive’s job, duties or responsibilities in a manner that is substantially inconsistent with the position, duties or responsibilities held by Executive immediately before such reduction, or

(ii) a material reduction in Executive’s base salary (in other words, a reduction of more than five percent of Executive’s base salary within the twelve-month period following a Change of Control), other than in connection with and consistent with a general reduction of all employee base salaries. Executive will not resign as the result of a Constructive Termination without first providing the Company with written notice of the acts or omissions constituting the grounds for “Constructive Termination” within ninety (90) days of the initial existence of the grounds for “Constructive Termination” and a cure period of thirty (30) days following the date of such notice.

(d) Disability. “Disability” will mean that Executive has been unable to perform his or her Company duties as the result of his or her incapacity due to physical or mental illness, and such inability, at least twenty-six (26) weeks after its commencement, is determined to be total and permanent by a physician selected by the Company or its insurers and acceptable to Executive or Executive’s legal representative (such Agreement as to acceptability not to be unreasonably withheld). Termination resulting from Disability may only be effected after at least thirty (30) days’ written notice by the Company of its intention to terminate Executive’s employment. In the event that Executive resumes the performance of substantially all of his or her duties hereunder before the termination of his or her employment becomes effective, the notice of intent to terminate will automatically be deemed to have been revoked.

(e) Section 409A Limit. “Section 409A Limit” will mean the lesser of two (2) times: (i) Executive’s annualized compensation based upon the annual rate of pay paid to Executive during the Company’s taxable year preceding the Company’s taxable year of Executive’s termination of employment as determined under Treasury Regulation 1.409A-1(b)(9)(iii)(A)(1) and any Internal Revenue Service guidance issued with respect thereto; or (ii) the maximum amount that may be taken into account under a qualified plan pursuant to Section 401(a)(17) of the Code for the year in which Executive’s employment is terminated.

6. Successors.

(a) The Company’s Successors. Any successor to the Company (whether direct or indirect and whether by purchase, merger, consolidation, liquidation or otherwise) to all or substantially all of the Company’s business and/or assets will assume the obligations under this Agreement and will agree expressly to perform the obligations under this Agreement in the same manner and to the same extent as the Company would be required to perform such obligations in the absence of a succession. For all purposes under this Agreement, the term “Company” will include any successor to the Company’s business and/or assets which executes and delivers the assumption agreement described in this Section 6(a) or which becomes bound by the terms of this Agreement by operation of law.

(b) Executive’s Successors. The terms of this Agreement and all rights of Executive hereunder will inure to the benefit of, and be enforceable by, Executive’s personal or legal representatives, executors, administrators, successors, heirs, distributees, devisees and legatees.

7. Notice.

(a) General. Notices and all other communications contemplated by this Agreement will be in writing and will be deemed to have been duly given when personally delivered or when mailed by U.S. registered or certified mail, return receipt requested and postage prepaid. In the case of Executive, mailed notices will be addressed to him or her at the home address which he or she most recently communicated to the Company in writing. In the case of the Company, mailed notices will be addressed to its corporate headquarters, and all notices will be directed to the attention of its President.

(b) Notice of Termination. Any termination by the Company for Cause or as a result of a voluntary resignation will be communicated by a notice of termination to the other party hereto given in accordance with Section 7(a) of this Agreement. Such notice will indicate the specific termination provision in this Agreement relied upon, will set forth in reasonable detail the facts and circumstances claimed to provide a basis for termination under the provision so indicated, and will specify the termination date (which will be not more than thirty (30) days after the giving of such notice).

8. Arbitration.

(a) Any dispute or controversy arising out of, relating to, or in connection with this Agreement, or the interpretation, validity, construction, performance, breach, or termination thereof, will be settled by binding arbitration to be conducted by the Judicial Arbitration and Mediation Services (“JAMS”) in Santa Clara, California, in accordance with the Employment Arbitration Rules and Procedures of JAMS (the “Rules”). The arbitrator may grant injunctions or other relief in such dispute or controversy. The decision of the arbitrator will be final, conclusive and binding on the parties to the arbitration. Judgment may be entered on the arbitrator’s decision in any court having jurisdiction.

(b) The arbitrator(s) will apply California law to the merits of any dispute or claim, without reference to conflicts of law rules. The arbitration proceedings will be governed by federal arbitration law and by the Rules, without reference to state arbitration law. Executive hereby consents to the personal jurisdiction of the state and federal courts located in California for any action or proceeding arising from or relating to this Agreement or relating to any arbitration in which the parties are participants.

(c) Executive understands that nothing in this Section 8 modifies Executive’s at-will employment status. Either Executive or the Company can terminate the employment relationship at any time, with or without Cause.

(d) EXECUTIVE HAS READ AND UNDERSTANDS THIS SECTION 8, WHICH DISCUSSES ARBITRATION. EXECUTIVE UNDERSTANDS THAT SUBMITTING ANY CLAIMS ARISING OUT OF, RELATING TO, OR IN CONNECTION WITH THIS AGREEMENT, OR THE INTERPRETATION, VALIDITY, CONSTRUCTION, PERFORMANCE, BREACH OR TERMINATION THEREOF TO BINDING ARBITRATION, CONSTITUTES A WAIVER OF EXECUTIVE’S RIGHT TO A JURY TRIAL AND RELATES TO THE RESOLUTION OF ALL DISPUTES RELATING TO ALL ASPECTS OF THE EMPLOYER/EXECUTIVE RELATIONSHIP, INCLUDING BUT NOT LIMITED TO, THE FOLLOWING CLAIMS:

(i) ANY AND ALL CLAIMS FOR WRONGFUL DISCHARGE OF EMPLOYMENT; BREACH OF CONTRACT, BOTH EXPRESS AND IMPLIED; BREACH OF THE COVENANT OF GOOD FAITH AND FAIR DEALING, BOTH EXPRESS AND IMPLIED; NEGLIGENT OR INTENTIONAL INFLICTION OF EMOTIONAL DISTRESS; NEGLIGENT OR INTENTIONAL MISREPRESENTATION; NEGLIGENT OR INTENTIONAL INTERFERENCE WITH CONTRACT OR PROSPECTIVE ECONOMIC ADVANTAGE; AND DEFAMATION.

(ii) ANY AND ALL CLAIMS FOR VIOLATION OF ANY FEDERAL STATE OR MUNICIPAL STATUTE, INCLUDING, BUT NOT LIMITED TO, TITLE VII OF THE CIVIL RIGHTS ACT OF 1964, THE CIVIL RIGHTS ACT OF 1991, THE AGE DISCRIMINATION IN EMPLOYMENT ACT OF 1967, THE AMERICANS WITH DISABILITIES ACT OF 1990, THE FAIR LABOR STANDARDS ACT, THE CALIFORNIA FAIR EMPLOYMENT AND HOUSING ACT, AND LABOR CODE SECTION 201, et seq;

(e) ANY AND ALL CLAIMS ARISING OUT OF ANY OTHER LAWS AND REGULATIONS RELATING TO EMPLOYMENT OR EMPLOYMENT DISCRIMINATION.

9. Miscellaneous Provisions.

(a) No Duty to Mitigate. Executive will not be required to mitigate the amount of any payment contemplated by this Agreement, nor will any such payment be reduced by any earnings that Executive may receive from any other source.

(b) Waiver. No provision of this Agreement will be modified, waived or discharged unless the modification, waiver or discharge is agreed to in writing and signed by Executive and by an authorized officer of the Company (other than Executive). No waiver by either party of any breach of, or of compliance with, any condition or provision of this Agreement by the other party will be considered a waiver of any other condition or provision or of the same condition or provision at another time.

(c) Headings. All captions and section headings used in this Agreement are for convenient reference only and do not form a part of this Agreement.

(d) Entire Agreement. This Agreement, together with any Employment Agreement, constitutes the entire agreement of the parties hereto and supersedes in their entirety all prior representations, understandings, undertakings or agreements (whether oral or written and whether expressed or implied) of the parties with respect to the subject matter hereof.

(e) Choice of Law. The validity, interpretation, construction and performance of this Agreement will be governed by the laws of the State of California (with the exception of its conflict of laws provisions).

(f) Severability. The invalidity or unenforceability of any provision or provisions of this Agreement will not affect the validity or enforceability of any other provision hereof, which will remain in full force and effect.

(g) Withholding. All payments made pursuant to this Agreement will be subject to withholding of applicable income and employment taxes.

(h) Counterparts. This Agreement may be executed in counterparts, each of which will be deemed an original, but all of which together will constitute one and the same instrument.

IN WITNESS WHEREOF, each of the parties has executed this Agreement, in the case of the Company by its duly authorized officer, as of the day and year set forth below.

COMPANY	INFINERA CORPORATION

By:
	Title:	Chief Legal Officer

EXECUTIVE	By:
Title: